UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

Newmont Mining Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 25, 2019, Gary Goldberg, Chief Executive Officer, and Tom Palmer, President and Chief Operating Officer, sent the following communication to employees and contractors of Newmont Mining Corporation:

DATE:	February 25, 2019
TO:	All Newmont employees and contractors
FROM:	Gary Goldberg, Chief Executive Officer
Tom Palmer, President and Chief Operating Officer
SUBJECT:	Update on news regarding market activity

Following up on our message from yesterday, as expected we received a letter from Barrick this morning indicating their intention to pursue an unsolicited, negative premium bid to acquire Newmont.

In response, Newmont issued a news release (https://www.newmont.com/newsroom/newsroom-details/2019/Newmont-Confirms-Receipt-of-Barrick-Acquisition-Proposal/default.aspx) outlining the reasons why Barrick’s proposal is not in the interests of our shareholders and inferior to our proposed combination with Goldcorp. In addition, we have been meeting with investors, analysts and media attending the BMO Metals & Mining conference to describe in detail how Barrick’s proposal would expose our shareholders to increased risk.

In the Newmont presentation (https://s1.q4cdn.com/259923520/files/doc_presentations/2019/02/25/2019-BMO-Presentation_Final_posting_4.pdf) delivered at the conference today, we highlighted that we remain confident in our ability to deliver superior value for our shareholders and other stakeholders while highlighting that:

•                  Our team has a proven track record of successfully managing and operating a global mining portfolio, delivering total shareholder returns of 65 percent since January 2014, compared with Randgold’s anemic nine percent and Barrick’s negative 22 percent over the same period

•                  The current Barrick management team has only been together for eight weeks and never collectively managed a global portfolio of our scale, complexity and quality

•                  We have a highly experienced, skilled and aligned team of more than 22,000 employees and contractors who remain focused on our proven and systematic approach to operating a global mining business safely, profitably and responsibly

•                  We agree that looking at a potential joint venture to operate our collective assets in Nevada could be a compelling value opportunity, but there is no reason to burden our shareholders with the risk from Barrick’s other assets

•                  Our announced combination with Goldcorp represents an unparalleled opportunity to create the world’s leading gold company with an unmatched portfolio of operations, projects, exploration opportunities, reserves and people

We will continue engaging with the market and our other stakeholders over the coming weeks to reinforce the value proposition that Newmont has delivered and that Newmont Goldcorp (https://newmontcorp.com/) will deliver well into the future.

Please remain focused on working safely, above all else, and thank you for your ongoing efforts to create the world’s leading gold company.

Cautionary Statement Regarding Forward-Looking Statements:

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements may include, without limitation, statements relating to Newmont’s planned acquisition of Goldcorp (the “proposed transaction”) and the expected terms, timing and closing of the proposed transaction, including receipt of required approvals and satisfaction of other customary closing conditions, expected benefits and opportunities of the proposed transaction, including in connection with integration and value creation. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Goldcorp’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward-looking statements in regard to Newmont and Goldcorp’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Goldcorp’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Newmont’s and Goldcorp’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; potential volatility in the price of Newmont common stock due to the proposed transaction; the anticipated size of the markets and continued demand for Newmont’s and Goldcorp’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s 2018 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com, Goldcorp’s most recent annual information form as well as Goldcorp’s other filings made with Canadian securities regulatory authorities and available on SEDAR, on the SEC website or www.goldcorp.com. Newmont is not affirming or adopting any statements or reports attributed to Goldcorp (including prior mineral reserve and resource declaration) in this communication or made by Goldcorp outside of this communication. Goldcorp is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this communication or made by Newmont outside of this communication. Newmont and Goldcorp do not undertake any obligation to communication publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Additional information about the proposed transaction and where to find it

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication is being made in respect of the proposed transaction involving the Company and Goldcorp pursuant to the terms of an Arrangement Agreement by and among the Company and Goldcorp and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, the Company will file a proxy statement relating to a special meeting of its stockholders with the SEC. Additionally, the Company will file other relevant materials in connection with the proposed transaction with the SEC. Security holders of the Company are urged to read the proxy statement regarding the proposed transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The definitive proxy statement will be mailed to the Company’s stockholders. Stockholders of the Company will be able to obtain a copy of the proxy statement, the filings with the SEC that will be incorporated by reference into the proxy statement as well as other filings containing information about the proposed transaction and the parties to the transaction made by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, on the Company’s website at www.newmont.com/investor-relations/default.aspx or by contacting the Company’s Investor Relations department at jessica.largent@newmont.com or by calling 303-837-5484. Copies of the documents filed with the SEC by Goldcorp will be available free of charge at the SEC’s website at www.sec.gov.

Participants in the proposed transaction solicitation

The Company and its directors, its executive officers, members of its management, its employees and other persons, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s 2018 Annual Report on Form 10-K filed with the SEC on February 21, 2019, its proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and other relevant materials filed with the SEC when they become available. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement filed with the SEC relating to the transaction when it becomes available. Additional information concerning Goldcorp’s executive officers and directors is set forth in its 2017 Annual Report on Form 40-F filed with the SEC on March 23, 2018, its management information circular relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 16, 2018 and other relevant materials filed with the SEC when they become available.